                   American Business Financial Services, Inc.
                Investment Notes and Uninsured Money Market Notes

                                 Rate Supplement
                       Prospectus Supplement dated 1/31/04

                                                              Bonus         Bonus
       Term                Rate     Annual Yield*  Bonus       Rate      Annual Yield*
--------------------------------------------------------------------------------------
     3-5 mos.             7.50%        7.78%        .50%       8.00%         8.32%

--------------------------------------------------------------------------------------
    6-11 mos.             7.75%        8.05%       2.00%       9.75%        10.23%
--------------------------------------------------------------------------------------

    12-23 mos.            9.75%       10.23%        .50%      10.25%        10.79%

--------------------------------------------------------------------------------------
     13 mos.             11.25%       11.90%         N/A      11.25%        11.90%
--------------------------------------------------------------------------------------

    24-29 mos.            9.75%       10.23%        .50%      10.25%        10.79%

   30-120 mos.           10.50%       11.06%        .50%      11.00%        11.16%

    Uninsured
Money Market Note**       4.88%        5.00%         N/A       4.88%         5.00%
--------------------------------------------------------------------------------------

                            Minimum Investment is $1,000
--------------------------------------------------------------------------------------
         For investments of $100,000 or more, please contact us for rates.
--------------------------------------------------------------------------------------

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and
Prospectus Supplement dated January 2, 2004, delivered in conjunction with this
Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated
rate.

These rates are available from January 31, 2004 through February 13, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and
Prospectus Supplement dated January 2, 2004 free of charge from American
Business Financial Services, Inc. by calling (800)776-4001.

Investment Notes and Uninsured Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

                                    ABFS(SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                               www. ABFSonline.com
                       For information call 1-800-776-4001

                   American Business Financial Services, Inc.
               Investment Notes and Uninsured Money Market Notes

   Renewal Rates

                                 Rate Supplement
                       Prospectus Supplement dated 1/19/04

                                                  Renewal      Bonus         Bonus
        Term              Rate     Annual Yield*   Bonus       Rate       Annual Yield
--------------------------------------------------------------------------------------
      3-5 mos.            8.00%        8.32%        .50%       8.50%         8.87%

--------------------------------------------------------------------------------------
     6-11 mos.            8.25%        8.59%       2.00%      10.25%        10.79%
--------------------------------------------------------------------------------------

     12-23 mos.          10.50%       11.06%        .50%      11.00%        11.16%

--------------------------------------------------------------------------------------
      13 mos.            11.50%       12.18%         N/A      11.50%        12.18%
--------------------------------------------------------------------------------------

     24-29 mos.          10.25%       10.79%        .50%      10.75%        11.34%

    30-120 mos.          10.75%       11.34%        .50%      11.25%        11.90%

     Uninsured
Money Market Note**       4.88%        5.00%         N/A       4.88%         5.00%
--------------------------------------------------------------------------------------

                            Minimum Investment is $1,000
--------------------------------------------------------------------------------------
         For investments of $100,000 or more, please contact us for rates.
--------------------------------------------------------------------------------------

These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing Investment Notes. The rates for the Notes included in this Rate Supplement are available from
                  January 31, 2004 through February 27, 2004.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated November 7, 2003 and
Prospectus Supplement dated January 2, 2004, delivered in conjunction with this
Rate Supplement. See "Risk Factors" in the Prospecuts for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated
rate.

** The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and
Prospectus Supplement dated January 2, 2004 free of charge from American
Business Financial Services, Inc. by calling (800)776-4001.

Investment Notes and Uninsured Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

                                    ABFS(SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                               www. ABFSonline.com
                       For information call 1-800-776-4001